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FUNCTION(X) INC.

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FUNCTION(X) INC.
902 Broadway
New York, New York 10010
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 2:00 PM EST, DECEMBER 16, 2011

November 4, 2011

Dear Stockholders:

The 2011 Annual Meeting of Stockholders of Function(x) Inc. (the “Company”) will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 at 2:00 p.m., Eastern Standard Time, on December 16, 2011, for the following purposes:

1.	The election of eight directors to serve on the Company’s board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	The ratification of the appointment of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for its fiscal year ending June 30, 2012; and

3.	Such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

The close of business on November 1, 2011 has been fixed by our board of directors as the record date for determining the holders of our common stock entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Each share of common stock is entitled to one vote. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose relating to the annual meeting, during ordinary business hours at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.

We are not soliciting proxies for this annual meeting. However, all stockholders are welcome to attend the meeting and vote in person.

By Order of the Board of Directors,

MITCHELL J. NELSON
Secretary

FUNCTION(X) INC.

2011 ANNUAL MEETING OF STOCKHOLDERS

2:00 P.M. EST, DECEMBER 16, 2011

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

This Information Statement contains information related to the Company’s 2011 annual meeting of stockholders to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 at 2:00 p.m., Eastern Standard Time, on December 16, 2011 and at any adjournments or postponements thereof. The approximate date that this Information Statement, the preceding Notice of Annual Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 are first being made available to stockholders is November 4, 2011.  We are making this Information Statement available to our stockholders for use at the annual meeting. You should review this Information Statement in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

TABLE OF CONTENTS

GENERAL INFORMATION	5

PROPOSAL NO. 1: ELECTION OF DIRECTORS	6

NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICER	6

VOTE REQUIRED AND RECOMMENDATION OF OUR BOARD OF DIRECTORS	6

CORPORATE GOVERNANCE GUIDELINES	8

CODE OF BUSINESS CONDUCT	9

MEETINGS AND COMMITTEES OF BOARD OF DIRECTORS	9

AUDIT COMMITTEE	9

COMPENSATION COMMITTEE	10

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	10

COMMUNICATIONS BY STOCKHOLDERS WITH DIRECTORS	10

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS	11

COMPENSATION OF DIRECTORS	11

EXECUTIVE COMPENSATION	12

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20

VOTE REQUIRED AND RECOMMENDATION OF OUR BOARD OF DIRECTORS	20

REPORT OF THE AUDIT COMMITTEE	21

SERVICES PROVIDED BY THE INDEPENDENT PUBLIC ACCOUNTANT AND FEES PAID	21

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

ANNUAL REPORT	21

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF FUNCTION(X) STOCKHOLDERS	22

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	22

OTHER MATTERS	22

WHERE YOU CAN FIND MORE INFORMATION	22

GENERAL INFORMATION

Meeting Information

The annual meeting of stockholders of Function(x) Inc. (“Function(x),” the “Company,” “we,” “our” or “us”) will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 beginning at 2:00 p.m., Eastern Standard Time, on December 16, 2011.

Who May Vote

You are entitled to vote in person at the annual meeting if you owned shares of our common stock as of the close of business (5:00 p.m.) on November 1, 2011, the record date of the annual meeting. On the record date, 149,142,024 shares of our common stock were issued and outstanding and held by 140 holders of record. Holders on the record date of our common stock which is (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, are entitled to one vote per share at the annual meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

How To Vote

Holders of record may vote in person at the meeting by ballot or grant a proxy to another person to vote in your place. If your shares are not held of record in your name, you must obtain a proxy from the record holder, usually a broker or other nominee, in order to vote in person at the meeting.

Quorum

The presence at the annual meeting of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum. Abstentions are counted as present for the purpose of determining the presence of a quorum.  A broker who holds shares in nominee or “street name” for a customer who is the beneficial owner of those shares may be prohibited from voting those shares in person on any proposal to be voted on at the annual meeting without specific instructions from such customer with respect to such proposal.

Votes Needed

Proposal 1: Election of Directors. The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of each of the eight director nominees. You may vote “for” or “against” one or more director nominees or you may “abstain” as to one or more director nominees.  A properly executed ballot marked “abstain” as to the election of one or more director nominees will not be counted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.  Stockholders do not have the right to cumulate their votes for directors.    No New York Stock Exchange member broker who is the record holder of shares on behalf of a beneficial owner (the customer) can vote shares at the meeting for the election of directors unless the broker receives instructions from the beneficial owner.

Proposal 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative “FOR” vote of the holders of a majority of all shares casting votes at the annual meeting is required to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.  A properly executed ballot marked “abstain” with respect to this proposal will not be counted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as a vote against this proposal.

As of the record date, our directors and executive officers and their affiliates owned and were entitled to vote approximately 114,666,000 shares of our common stock.  All of these persons have indicated they and their affiliates will vote their shares in favor of the eight director nominees and the other proposal.

Other Matters

The board of directors does not know of any other matter that will be presented for your consideration at the meeting other than the two proposals described herein.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, eight nominees will be elected as directors.  Our board of directors currently consists of eight members, all of whom are standing for re-election at the annual meeting. The directors elected at the annual meeting will serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

Our board of directors, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated each of Robert F.X. Sillerman, Janet Scardino, Benjamin Chen, Peter C. Horan, John D. Miller, Mitchell J. Nelson, Joseph F. Rascoff and Harriet Seitler to stand for re-election at the annual meeting.

When analyzing whether directors and nominees have the experience, qualifications, attributes and skills, individually and taken as a whole, the Nominating and Corporate Governance Committee and the Board of Directors focus on the information as summarized in each of the directors’ individual biographies set forth on pages 7 and 8 in this Information Statement. In particular, the Board of Directors selected Mr. Sillerman to serve as a director because he is our Company’s Executive Chairman and believes he possesses significant entertainment and financial expertise, which will benefit our company.  The Board selected Ms. Scardino as a director because she is the Company’s CEO and possesses significant media and entertainment experience, which will benefit the Company.  Mr. Chen was selected as a director because it believes his experience in technology and startup businesses will benefit the Company.  Mr. Horan was selected as a director because the Board of Directors believes that his technology, internet and advertising experience will benefit the Company.  The Board of Directors believes that Mr. Miller’s venture capital and financial experience will benefit the Company, and have selected him as a director for that reason.  The Board has selected Mr. Nelson as a director because it believes his legal and business experience will benefit the Company.  The Board of Directors believes that Mr. Rascoff’s business and entertainment experience and financial expertise will benefit the Company and, therefore, has selected him as a director.  The Board of Directors selected Ms. Seitler as a director because it believes that her experience in TV and digital media, sponsorships and marketing will benefit the Company.

These director nominees will be voted upon by the holders of our common stock at the annual meeting.

We expect each of the eight director nominees to be able to serve if elected. If any nominee is not able to serve, ballots will be counted to determine the election of the remainder of those nominated.

Each director nominee so elected at the annual meeting will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

Vote Required and Recommendation of Our Board of Directors

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of each of the eight director nominees. You may vote “for” or “against” one or more director nominees or you may “abstain” as to one or more director nominees.  A properly executed ballot marked “abstain” as to the election of one or more director nominees will not be counted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.  Stockholders do not have the right to cumulate their votes for directors.

Our board of directors unanimously recommends that you vote “FOR” the election of each of the director nominees named above.

NOMINEES FOR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the nominees (all of whom are incumbent directors) to be elected at the annual meeting and our executive officers and each such person’s age and positions with our Company as of November 1, 2011.

Name	Age	Position
Robert F.X. Sillerman	63	Executive Chairman, Director
Janet Scardino	52	Chief Executive Officer, Director
Mitchell J. Nelson	60	Executive Vice President, General Counsel, Secretary, Director
Benjamin Chen	45	Director
Peter C. Horan	56	Director
John D. Miller	67	Director
Joseph F. Rascoff	66	Director
Harriet Seitler	54	Director

The business experience of each such person is set forth below.

Robert F.X. Sillerman was elected a Director of the Company and Executive Chairman of the Board of Directors effective as of February 15, 2011, upon the closing of our Recapitalization (as described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011).  He has, since January 2008, served as Chairman and Chief Executive Officer of Circle Entertainment Inc.  Mr. Sillerman also served as the Chief Executive Officer and Chairman of CKX Inc. from February 2005 until May 2010. From August 2000 to February 2005, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through April 2010. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment, Inc., from its formation in December 1997 through its sale to Clear Channel Communications in August 2000.  The Board of Directors selected Mr. Sillerman as a director because it believes he possesses significant entertainment and financial expertise, which will benefit the Company

Janet Scardino was appointed as Chief Executive Officer of the Company effective as of the closing of the Recapitalization and as a Director on February 22, 2011.  Ms. Scardino was President Commercial for 19 Entertainment, creator of American Idol, from September 2008 through February 2011. Prior to that, she was President and Chief Marketing Officer of The Knot, Inc., a leading life-stage digital media business and NASDAQ listed company, from October 2007 through September 2008.  She was the Executive Vice President of Reuters Group PLC from March 2005 through August 2007, serving as EVP, Global Head of Marketing, and later promoted to Managing Director, for Reuters Media Division.  Between February 2003 and March 2005, Scardino was a digital media entrepreneur.  Ms. Scardino was Senior Vice President, International Marketing for AOL from March 2001 to February 2003. Scardino was Managing Director for the Disney Channel Italy, a wholly owned subsidiary of The Walt Disney Company from 1998 through 2001.  For a decade, Scardino served in various positions for MTV Networks from 1987 to 1997, most recently as Vice President, International Marketing for MTV: Music Television.  The Board of Directors selected Ms. Scardino as a director because it believes she possesses significant media and entertainment experience, which will benefit the Company.

Benjamin Chen was appointed as a Non-Executive Board Member of the Company on February 22, 2011.  Chen is a leader in business and technology and was appointed as a Non-Executive Board Member of the Company.  Mr. Chen is the Founder, Chairman and CEO of Mochila, Inc., a leading digital content and syndication platform, serving since November 2001.  Mr. Chen previously founded multiple internet and marketing related businesses, including AppGenesys, Inc., serving as its CEO/CTO from January 2000 until August 2001.  He served as CTO/CIO from 1996 until 2000 at iXL Enterprises, Inc. a strategic interactive agency (now part of Publicis), where he served on the management team that took the company public in 1999. Previously he was at Ironlight Digital Corporation, serving as its CTO from 1995 until 1996.  Mr. Chen has worked as an external entrepreneur in residence for JP Morgan and Mission Ventures, as well as an advisor for GE Capital.  The Board of Directors has selected Mr. Chen as a director because it believes his experience in technology and startup businesses will benefit the Company.

Peter C. Horan was appointed as a Non-Executive Board Member of the Company on February 22, 2011.  Mr. Horan is currently the Executive Chairman of Halogen Network, a next generation digital media company, a position he has held since February 2010.  Mr. Horan has served as CEO of many internet companies, including Goodmail Systems, Inc. from 2008 to 2010.  Previously, Mr. Horan was CEO of IAC’s Media and Advertising group from 2007 to 2008.  He was CEO of AllBusiness.com from 2005 to 2007.  As CEO of About.com from 2003 to 2005, Mr. Horan led the sale of the company to the New York Times Company. Mr. Horan was CEO of DevX.com from 2000 to 2003.  Previously at International Data Group, he served as Senior Vice President from 1991 until 2000, where he was also the publisher of their flagship publication Computerworld.  He held senior account management roles at leading advertising agencies including BBD&O and Ogilvy & Mather.  Mr. Horan was selected as a director because the Board of Directors believes that his technology, internet and advertising experience will benefit the Company.

John D. Miller was appointed as a Non-Executive Board Member of the Company on February 22, 2011.  Mr. Miller was elected a director of Circle Entertainment Inc. in January 2009. Mr. Miller is the Chief Investment Officer of W.P. Carey & Co. LLC, a net lease real estate company. Mr. Miller is also a founder and Non-Managing Member of StarVest Partners, L.P., a $150 million venture capital investment fund formed in 1998. From 1995 to 1998 Mr. Miller was President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable, where he worked for 24 years beginning in 1969. From February 2005 through January 2009, when he resigned, Mr. Miller served as a director of CKX, Inc.  The Board of Directors believes that Mr. Miller’s venture capital and financial experience will benefit the Company, and have selected him as a director for that reason.

Mitchell J. Nelson was appointed Director, Executive Vice President, General Counsel, and Secretary effective as of the closing of the Recapitalization.  Mr. Nelson also serves as Executive Vice President, General Counsel and Secretary of Circle Entertainment, Inc., having served in such capacity since January 2008, and served as President of its wholly-owned subsidiary, FX Luxury Las Vegas I, LLC (which was reorganized in bankruptcy in 2010) during 2010.  He also served as President of Atlas Real Estate Funds, Inc., a private investment fund which invested in United States-based real estate securities, from 1994 to 2008, as Senior Vice President, Corporate Affairs for Flag Luxury Properties, LLC from 2003.  Prior to 2008, Mr. Nelson served as counsel to various law firms, having started his career in 1973 at the firm of Wien, Malkin & Bettex.  At Wien, Malkin & Bettex, which he left in 1992, he became a senior partner with supervisory responsibility for various commercial real estate properties. Mr. Nelson is an Adjunct Assistant Professor of Real Estate Development at Columbia University.  He was a director of The Merchants Bank of New York and its holding company until its merger with, and remains on the Advisory Board of Valley National Bank. Additionally, he has served on the boards of various not-for-profit organizations, including as a director of the 92nd Street YMHA and a trustee of Collegiate School, both in New York City.  The Board has selected Mr. Nelson as a director because it believes his legal and business experience will benefit the Company.

Joseph F. Rascoff was appointed as a Non-Executive Board Member of the Company on February 22, 2011.  Mr. Rascoff is the co-founder of The RZO Companies, and since 1978 has been representing artists in recording contract negotiations, music publishing administration, licensing, royalty compliance, and worldwide touring. From 1974 to 1978, Mr. Rascoff was a partner in Hurdman and Cranstoun, a predecessor accounting firm of KPMG. Mr. Rascoff has been an Advisory Director of Van Wagner Communications LLC since 2005.  In 2009, he became a consultant to Live Nation Entertainment, Inc. He has served as a Trustee of The University of Pennsylvania (1992-1996), is on the Board of Overseers of the University of Pennsylvania Libraries, and is a Trustee and former President of the Board of Trustees of The Bishop’s School, La Jolla, California.   The Board of Directors believes that Mr. Rascoff’s business and entertainment experience and financial expertise will benefit the Company and, therefore, has selected him as a director.

Harriet Seitler was appointed as a Non-Executive Board Member of the Company on February 22, 2011.  Ms. Seitler is currently Executive Vice President for Oprah Winfrey’s Harpo Studios.  Joining Harpo over 15 years ago in 1995, Ms. Seitler is responsible for marketing, development of strategic brand partnerships, and digital extensions for the Oprah Winfrey Show.  Ms. Seitler was also instrumental in the development and launch of “The Dr. Oz Show”.  Prior to working at Harpo, Ms. Seitler served as Vice President, Marketing at ESPN from 1993 to 1994.  She was responsible for the branding of ESPN, SportsCenter, as well as the branding and launch of ESPN2.  Ms. Seitler began her career at MTV Networks serving from 1981 to 1993 in marketing and promotions, rising to the rank of Senior Vice President.  At MTV, Ms. Seitler pioneered branded entertainment initiatives and built major new franchises such as the MTV Movie Awards and MTV Sports.  Ms. Seitler has served on the Board of Directors of The Oprah Winfrey Foundation, and is currently a board member of Sharecare.com.  The Board of Directors selected Ms. Seitler as a director because it believes that her experience in TV and digital media, sponsorships and marketing will benefit the Company.

Corporate Governance Guidelines and Director Independence

The Company has Corporate Governance Guidelines which provide, among other things, that a majority of the members of our board of directors must meet the criteria for independence required by The NASDAQ Global Market.  Although our Common Stock is not listed on The NASDAQ Global Market, we intend to comply with these criteria.  The NASDAQ Global Market requires that a majority of our board of directors qualify as “independent” and that the Company shall at all times have an audit committee, compensation committee and nominating and corporate governance committee, which committees will be made up entirely of independent directors.

Messrs. Chen, Horan, Miller and Rascoff and Ms. Seitler, whose biographical information is included below under the heading “Nominees for Directors and Executive Officers” are incumbent directors and director nominees who qualify as independent director under the applicable rules of The NASDAQ Global Market.

The Corporate Governance Guidelines also outline director responsibilities, provide that the board of directors shall have full and free access to officers and employees of the Company and require the board of directors to conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Guidelines can be found on the Company’s website at www.functionxinc.com.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics, which is applicable to all our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The Code is posted on our website at www.functionxinc.com.

We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website at www.functionxinc.com.

Meetings and Committees of the Board of Directors

During our fiscal year ended June 30, 2011, the board of directors held four (4) meetings and acted by unanimous written consent four (4) times. Each of Mr. Sillerman, Ms. Scardino, Messrs. Chen, Horan, Miller, Nelson and Rascoff and Ms. Seitler attended at least seventy-five percent (75%) of the total number of meetings of the board of directors and committees (if any) on which he or she served that were held during such period.

The following chart sets forth the current membership of each board committee. The board of directors reviews and determines the membership of the committees at least annually.

Committee	Members

Audit Committee	Joseph F. Rascoff (Chairman) Peter Horan John D. Miller
Compensation Committee	John D. Miller (Chairman) Peter Horan
Nominating and Corporate Governance Committee	John D. Miller (Chairman) Harriet Seitler

Information about the committees, their respective roles and responsibilities and their charters is set forth below.

Audit Committee

The Audit Committee is comprised of Messrs. Rascoff (Chairman), Horan, and Miller. Mr. Rascoff is the Chairman of the Audit Committee. The Audit Committee assists our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including the selection of our outside auditors, review of the financial reports and other financial information we provide to the public, our systems of internal accounting, financial and disclosure controls and the annual independent audit of our financial statements.

All members of the Audit Committee are independent within the meaning of the rules and regulations of the SEC, and our Corporate Governance Guidelines. In addition, Mr. Rascoff is qualified as an audit committee financial expert under the regulations of the SEC and has the accounting and related financial management expertise required thereby.

The Audit Committee’s charter can be found on the Company’s website at www.functionxinc.com.  During our fiscal year ended June 30, 2011, the Audit Committee met two (2) times.

Compensation Committee

We have a standing Compensation Committee currently comprised of Messrs. Miller (Chairman) and Horan. The Compensation Committee represents our Company in reviewing and approving the executive employment agreements with our senior management.  The Compensation Committee also reviews management’s recommendations with respect to executive compensation and employee benefits and is authorized to act on behalf of the board of directors with respect thereto. The Compensation Committee also administers the Company’s stock option and incentive plans, including our Executive Equity Incentive Plan. All members of the Compensation Committee are independent within the meaning of the rules and regulations of the SEC and our Corporate Governance Guidelines. The Compensation Committee’s charter can be found on the Company’s website at www.functionxinc.com. During our fiscal year ended June 30, 2011, the Compensation Committee met two (2) times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Mr. Miller (Chairman) and Ms. Seitler.  Mr. Miller is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the board for election as directors of our Company, including the slate of directors proposed by our board of directors for election by stockholders at our annual meetings of stockholders. The Nominating and Corporate Governance Committee also advises and makes recommendations to the board of directors on all matters concerning directorship practices and recommendations concerning the functions and duties of the committees of the board of directors. To assist in formulating such recommendations, the Nominating and Corporate Governance Committee utilizes feedback that it receives from the board of directors’ annual self-evaluation process, which it oversees and which includes a committee and director self-evaluation component. The Nominating and Corporate Governance Committee developed and recommended to the board of directors Corporate Governance Guidelines and will review, on a regular basis, the overall corporate governance of our Company. The Nominating and Corporate Governance Committee met one (1) time during the fiscal year ended June 30, 2011.

All members of the Nominating and Corporate Governance Committee are independent within the meaning of our Corporate Governance Guidelines.  The Nominating and Corporate Governance Committee’s charter can be found on the Company’s website at www.functionxinc.com.

When considering the nomination of directors for election at an annual meeting of stockholders or, if applicable, a special meeting of stockholders, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills and the extent to which the candidate would fill a present need on the board of directors. The Nominating and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The process may also include interviews and all necessary and appropriate inquiries into the background and qualifications of possible candidates. The Nominating and Corporate Governance Committee does not currently have a policy whereby it will consider recommendations from stockholders for its director nominees.

Communications by Stockholders with Directors

The Company encourages stockholder communications to our Board of Directors and/or individual directors. Stockholders who wish to communicate with our Board of Directors or an individual director should send their communications to the care of Mitchell J. Nelson, Secretary, Function(x) Inc., 902 Broadway, 11th Floor, New York, New York 10010. Communications regarding financial or accounting policies should be sent to the attention of the Chairman of the Audit Committee. Mr. Nelson will maintain a log of such communications and will transmit as soon as practicable such communications to the Chairman of the Audit Committee or to the identified individual director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by Mr. Nelson.

Director Attendance at Annual Meetings

We will make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. While all directors are encouraged to attend our annual meeting of stockholders, there is no formal policy as to their attendance at annual meetings of stockholders.

COMPENSATION OF DIRECTORS

Under our company’s director compensation policy, employee directors do not receive any separate compensation for their board service and non-employee directors receive the following compensation.  Non-employee directors are entitled to receive the compensation described below on a quarterly basis.

For our fiscal year ended June 30, 2011, non-employee directors accrued an annual fee of $80, which includes attendance at four meetings.  Attendance at additional meetings, excluding meetings of a committee of which the director is a member, are paid at $0.75 per meeting.  The chairperson of the Audit Committee is paid an additional annual fee of $15 and each of the other members of the Audit Committee is paid an additional fee of $3 for serving on the Audit Committee.  The chairpersons of each other committee receive an additional annual fee of $5 and each of the other members of such committees is paid an additional annual fee of $1. All fees described above were payable in cash for our fiscal year ended June 30, 2011.  The Board of Directors has elected to have all fees accrued through December 31, 2011 paid in cash only.  After 2011, directors can elect to receive up to 100% of their compensation in equity, and can take their payments in the form of any equity instrument available and permissible under the Company’s stock incentive plan.  All equity will be priced based on the closing price on the last day of each fiscal quarter.  We reimburse non-employee directors for actual travel expenses incurred related to director responsibilities.

The total compensation earned by our non-employee directors during the fiscal year ended June 30, 2011  is shown in the following table:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($	Total ($)(1)
Benjamin Chen(2)	$30	---	$30
Peter C. Horan	$32	---	$32
John D. Miller	$35	---	$35
Joseph F. Rascoff	$36	---	$36
Harriet Seitler	$30	---	$30

(1)           Amounts in thousands except share and per share data
(2)           Does not include $72,000 earned by Mr. Chen as a consultant to the Company.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table
(amounts in thousands except share and per share data)

The table below summarizes the compensation earned for services rendered to the Company for the fiscal years ended June 30, 2011 by our Chief Executive Officer and the two other most highly compensated executive officers of the Company (the “named executive officers”) who served in such capacities at the end of the fiscal year ended June 30, 2011. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10 annually.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Robert F.X. Sillerman	2011	379,000		85,000		0.65	85,380
Executive Chairman	2010	--	--	--	--	--	--
Janet Scardino	2011	189,000		25,500		2	25,691
Chief Executive Officer	2010	--	--	--	--	--	--
Christopher Stephenson	2011	67,000		3,588		0.3	3,655
Chief Marketing Officer	2010	--	--	--	--	--	--

Outstanding Equity Awards at June 30, 2011

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Robert F.X. Sillerman (1)	--	--	--	--	5,000,000	85,000	--	--
	--	--	--	--	--	--	--	--
Janet Scardino (1) (2)	--	--	--	--	1,500,000	25,500	--	--
	--	--	--	--	--	--	--	--
Christopher Stephenson (1) (3)	--	--	--	--	550,000	3,588	--	--

(1)	No options have been granted. For information regarding restricted stock units, see also Note 9 to our audited Consolidated Financial Statements, Share-Based Payments.
(2)
Includes 1,000,000 shares granted at the commencement of the first employment year, 250,000 shares at the commencement of the second employment year, and 250,000 shares at the commencement of the third employment year.

(3)
Includes 350,000 shares granted at the commencement of the first employment year, 100,000 shares at the commencement of the second employment year, and 100,000 shares at the commencement of the third employment year.

Potential Payments upon Termination without Cause or Change-in-Control

The following disclosure is for our Executive Chairman, Mr. Sillerman.

Upon a (i) termination by our Company without “cause” or (ii) a “constructive termination without cause” the employment agreement for Mr. Sillerman provides for the following benefits: (a)  payments equal to (x) the cash equivalent of three years’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) three times the average of all cash and equity bonuses paid during the three years prior to the termination, or if no annual bonuses were paid, a payment in the amount of $100,000 per year for each year a cash bonus was not paid and $100,000 per year for each year an equity grant was not made, (b) continued eligibility to participate in any benefit plans of our Company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer. Additionally, upon termination by our company for a “change of control”, Mr. Sillerman will receive the benefits set forth in (a), (b), and (c) above, plus all options to purchase the Company’s capital stock shall remain exercisable for the full maximum term of the original option grant or ten years from the closing of the change of control transaction, whichever is greater.  As a result, Mr. Sillerman would receive benefits valued at $48,875,000 if a change of control were to occur as of June 30, 2011.  In addition, in the event that the aggregate of such payments would constitute a “parachute payment” under the rules set forth in Section 280G of the Internal Revenue Code of 1986, then the Company shall also pay Mr. Sillerman a gross-up payment such that after the imposition of Federal, State and local income taxes, Mr. Sillerman would be entitled to retain the foregoing amount.  Such additional amount is $15,498,000.

The following disclosure is for our Chief Executive Officer, Ms. Scardino.

Upon a (i) termination by our Company without “cause” or (ii) a “constructive termination without cause” or (iii) a “change of control”, the employment agreement for Ms. Scardino provides for the following benefits: (a)  payments equal to (x) the cash equivalent of six months’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to Ms. Scardino for the immediately preceding employment year or $125,000, whichever is greater, (b) continued eligibility to participate in any benefit plans of our Company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer. However, in the event that any amount payable to Ms. Scardino upon a “change of control” would be nondeductible by the Company under the rules set forth in Section 280G of the Internal Revenue Code of 1986, then the amount payable to Ms. Scardino shall be reduced to the maximum amount that would be payable but which would remain deductible under Section 280G of the IRC. If a change of control were to occur as of June 30, 2011, Ms. Scardino would receive $13,975.

The following disclosure is for our Chief Marketing Officer, Mr. Stephenson.

Upon a (i) termination by our Company without “cause” or (ii) a “constructive termination without cause” or (iii) a “change of control”, the employment agreement for Mr. Stephenson provides for the following benefits: (a)  payments equal to (x) the cash equivalent of six months’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to Mr. Stephenson for the immediately preceding employment year or $100,000, whichever is greater, (b) continued eligibility to participate in any benefit plans of our Company for one year, (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer, plus (d) a $75,000 relocation allowance. However, in the event that any amount payable to Mr. Stephenson upon a “change of control” would be nondeductible by the Company under the rules set forth in Section 280G of the Internal Revenue Code of 1986, then the amount payable to Mr. Stephenson shall be reduced to the maximum amount that would be payable but which would remain deductible under Section 280G of the IRC. If a change of control were to occur as of June 30, 2011, Mr. Stephenson would receive $5,303,000.

Potential Payments upon Death or Disability

The following disclosure is for our continuing named executive officers, Mr. Sillerman, Ms. Scardino, and Mr. Stephenson.

The employment agreement of Mr. Sillerman provides for the following benefits in the event of his death: (a)  payments equal to (x) the cash equivalent of three years’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) three times the average of all cash and equity bonuses paid during the three years prior to the termination, or if no annual bonuses were paid, a payment in the amount of $100,000 per year for each year a cash bonus was not paid and $100,000 per year for each year an equity grant was not made, (b) continued eligibility to participate in any benefit plans of our Company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to him.  The approximate amount that would be due to the estate of Mr. Sillerman in the event of his death as of June 30, 2011 would be $48,875,000.

The employment agreement of Ms. Scardino provides for : (a)  payments equal to (x) the cash equivalent of one year’s base salary at the rate in effect on the date of termination (for death; for disability, the executive officer would receive payments equal to 75% of one year’s base salary from the date of disability to the end of the term, reduced by the disability insurance policy benefits) and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to the executive officer for the immediately preceding employment year or $125,000, whichever is greater, (b) continued eligibility to participate in any benefit plans of our Company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer (if disability occurs after the end of the first Employment Year, all stock options vest).  The approximate amount that would be due to the estate of Ms. Scardino in the event of her death as of June 30, 2011 would be $14,225,000.

The employment agreements of Mr. Stephenson provides for : (a)  payments equal to (x) the cash equivalent of one year’s base salary at the rate in effect on the date of termination (for death; for disability, the executive officer would receive payments equal to 75% of one year’s base salary from the date of disability to the end of the term, reduced by the disability insurance policy benefits) and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to the executive officer for the immediately preceding employment year or $100,000, whichever is greater, (b) continued eligibility to participate in any benefit plans of our Company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer (if disability occurs after the end of the first Employment Year, all stock options vest).  The approximate amount that would be due to the estate of Mr. Stephenson in the event of his death as of June 30, 2011 would be $5,503,000.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during the past fiscal year an officer or employee of us, was formerly an officer of us or any of our subsidiaries or has an immediate family member that was an officer or employee of us or had any relationship requiring disclosure under Item 13. Certain Relationships, Related Transactions, and Director Independence. ”

During the last fiscal year, none of our executive officers served as:

●
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) or another entity, one of whose executive officers served on our compensation committee;

●	a director of another entity, one of whose executive officers served on our compensation committee; and

●
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of us.

Securities Authorized for Issuance under Equity Compensation Plans

The table below shows information with respect to our Executive Equity Incentive Plan as of June 30, 2011.  For a description of our Executive Equity Incentive Plan, see Note 8 to our audited Consolidated Financial Statements.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) )
	(#)	($)	(#)

Equity compensation plans approved by security holders	12,670,000	$3.28	17,330,000

Equity compensation plans not approved by security holders	-	-	-

(1)	7,875,000 restricted stock units were granted on various dates of grant and vest 1/3 on the first, second and third anniversary of the date of grant. There is no exercise price.
(2)
4,795,000 stock options were granted to directors, officers, and employees at exercise prices between $2.50 and $5.00 per share.  The options vest over three or four year periods and not are exercisable until August 2012, except that 312,500 stock options granted to directors are exercisable now at $2.50 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of November 1, 2011 by:

●	each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock;
●	each of our named executive officers;
●	each of our directors and nominees for director; and
●	all of our directors and executive officers, named as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Unless otherwise noted, each beneficial owner has sole voting and investing power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of common stock subject to common stock purchase warrants or stock options held by that person that are exercisable as of November 1, 2011 or will become exercisable within 60 days thereafter are deemed to be outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

 As of November 1, 2011, there were 149,141,042 shares of our common stock outstanding.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Common Stock

Beneficial Owners of 5% or More
Robert F.X. Sillerman (2)	112,370,000	73.3%

Adage Capital Management, L.P. (3)	13,232,597	8.9%

Directors and Named Executive Officers (not otherwise included above):

Janet Scardino (4)	2,400,000	1.6%
Benjamin Chen (5)	62,500	*
Peter C. Horan (6)	62,500	*
John D. Miller (7)	1,262,500	*
Mitchell J. Nelson (8)	324,000	*
Joseph Rascoff (9)	62,500	*
Harriet Seitler (10)	62,500	*
Chris Stephenson	0	*
All directors and named executive officers as a group (9 people)	116,606,500	75.9%

*	Represents less than 1%.

(1)
Except as otherwise set forth below, the business address and telephone number of each of the persons listed above is c/o Function(x) Inc., 902 Broadway, New York, New York 10010, telephone (212) 231-0092.

(2)
Sillerman beneficially owns (i) directly 4,970,000 shares of Common Stock owned by Sillerman and indirectly 107,400,000 shares of Common Stock (consisting of (A) 92,472,000 shares of Common Stock owned by Sillerman Investment Company, LLC; (B) 4,128,000 shares of Common Stock issuable upon the exercise of warrants held by Sillerman Investment Company which are exercisable at $4.00 per share; (C) 5,400,000 shares of Common Stock owned of record by Laura Baudo Sillerman, Sillerman’s spouse and (D) 5,400,000 shares of Common Stock owned by a trust for the benefit of Sillerman’s descendants.

(3)	Adage beneficially owns 13,232,597 shares of Common Stock. Its business address is 200 Clarendon Street, 52nd Floor, Boston, MA 02116, telephone (617) 867-2830.

(4)	Scardino beneficially owns 2,400,000 shares of Common Stock.

(5)	Chen beneficially owns 62,500 shares of Common Stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of November 1, 2011 at $2.50 per share.

(6)	Horan beneficially owns 62,500 shares of Common Stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of November 1, 2011 at $2.50 per share.

(7)
Miller beneficially owns (i) 62,500 shares of Common Stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of November 1, 2011 at $2.50 per share and (ii) 1,200,000 shares of Common Stock subject to a restrictive agreement with Robert F.X. Sillerman, 400,000 of which will be released each of on February 15, 2012, February 15, 2013 and February 15, 2014, under certain conditions.

(8)	Nelson beneficially owns 324,000 shares of Common Stock.

(9)
Rascoff beneficially owns 62,500 shares of Common Stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of November 1, 2011 at $2.50 per share.

(10)
Seitler beneficially owns 62,500 shares of Common Stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of November 1, 20111 at $2.50 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
(amounts in thousands except share and per share data)

There are a number of conflicts of interest of which stockholders should be aware regarding our ownership and operations.

Set forth below a list of related parties with whom we have engaged in one or more transactions as well as a summary of each transaction involving such related parties.

Related Parties

●            Robert F.X. Sillerman, our Executive Chairman, is the Chairman and Chief Executive of Circle Entertainment Inc. (“Circle”), a publicly traded company.

●            Mitchell J. Nelson, our Executive Vice President, General Counsel, and Secretary, serves in the same capacity for Circle.

There are a number of conflicts of interest of which stockholders should be aware regarding our ownership and operations. Set forth below is a list of related parties with whom we have engaged in one or more transactions as well as a summary of each transaction involving such related parties.

Asset Contribution Agreement

At the closing of the Recapitalization, the Company entered into an Asset Contribution Agreement with Sillerman Investment Corporation, a Delaware corporation (“SIC”), an affiliate of Robert F.X. Sillerman our Executive Chairman, whereby SIC assigned certain intellectual property assets used in its business to the Company in exchange for an agreement by the Company to reimburse SIC for expenses incurred in connection with the development of such intellectual property assets and its related business, whenever incurred, at or after the closing, in an aggregate amount not to exceed $2,000.  Pursuant thereto, $1,312 was reimbursed and charged to general and administrative expense in the fiscal year.  This total amount was expensed since the reimbursement related to business operating expenses and expenses related to the development of the Company’s product which were incurred during the preliminary stages of product development and are to be expensed under the guidance of ASC 350-40.  Because such transaction was subject to certain rules regarding “affiliated” transactions, the Audit Committee and a majority of the independent members of the Board of Directors approved such reimbursement.

Recapitalization Notes and Expenses

In connection with the Recapitalization, Robert F.X. Sillerman (and his spouse and entities controlled by him), and Mitchell Nelson, each executive officers of the Company, executed promissory notes in accordance with their subscription agreements for the payment of the purchase price of the shares, in the amounts of $3,242 and $10, respectively.  Each note is an unsecured five-year note with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement (which was 4.15% per annum).  Mr. Nelson satisfied his note on April 1, 2011.  The notes are due five years after issuance, with interest accrued at the rate of 4.15% per annum, and have been presented as a reduction of the related paid in capital in our financial statements.  Interest income recorded on these notes in the year ended June 30, 2011 is $49.

In addition, Sillerman Investment Company, LLC was relieved of the obligation to pay $200 in connection with the initial structure of the Recapitalization to J. Howard, Inc. as reimbursement of advances made by J. Howard, Inc. to the Company to support its daily obligations since 2007.  The obligation arose from the initial proposal that investors would invest directly in Sillerman Investment Company, LLC prior to the Recapitalization.  When the structure of the Recapitalization changed, resulting in investments directly in the Company in connection with the Recapitalization, the obligation to pay J. Howard, Inc. became the obligation of the Company.  Because such transaction involved a related party, the Audit Committee of the Company's Board of Directors approved and the independent members of the Board ratified the payment of the obligation by the Company.

Shared Services Agreements

In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its General Counsel and General Counsel to Circle.  The shared services agreement provides, in general, for sharing on a 50/50 basis of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies.  The Company is responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant).  The agreement provides for the Chief Executive Officer or President of each Company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company’s Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.  Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company’s Board of Directors have approved the shared services agreement.  This is deemed to be an affiliate transaction because Mr. Sillerman is Chairman and Mr. Nelson is Executive Vice President and General Counsel of Circle.  For the fiscal year ended June 30, 2011, the Company incurred and billed Circle $107 for support, consisting primarily of legal and administrative services. These services provided were approved by Circle’s Audit Committee and the Company’s Audit Committee and the related fees were paid ($25 was paid after June 30, 2011).

In addition, certain of the Company’s accounting personnel may provide personal accounting services to our Executive Chairman, Robert F.X. Sillerman.  To the extent such services are rendered, Mr. Sillerman shall reimburse the Company therefor.  The reimbursement for any such services shall be reviewed by the Company’s Audit Committee.  For the fiscal year ended June 30, 2011, $18 was incurred and paid by Mr. Sillerman for such services ($4 was paid after June 30, 2011).

Private Placement

On August 25, 2011, the Company completed the placement of 14,000,000 units (the “Units”), each Unit consisting of (i) one (1) share of common stock, $0.001 par value per share of the Company and (ii) one (1) detachable three (3) year warrant to purchase one (1) share of common stock of the Company with an exercise price of $4.00 per warrant share, at a purchase price of $2.50 per Unit, for an aggregate purchase price of $35,000 to accredited and institutional investors.  The Units issued in such placement were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.  Sillerman Investment Company, LLC purchased $11,376 worth of Units in the placement.

Net Jets

The Company executed an agreement with NetJets to bundle a 3.125% fractional share of a G-IV jet owned by Mr. Sillerman with a value of $336 with a new 6.25% fractional share of a G-IV jet which was purchased from NetJets by the Company.  The purchase price for the 6.25% interest was $1,175, payable $235 upon signing and the balance of $940 financed with interest at 6% per annum, monthly payments of $9 and, a five-year balloon of $661.   Monthly management fees (aggregate for both shares) are approximately $26.  Based on the anticipated travel schedule for Mr. Sillerman and the anticipated residual value of the plane at the end of the five-year period of usage, the Company is expected to realize cost savings. The Company’s Audit Committee approved entering into this related party transaction and on June 17, 2011, the independent members of the Company’s Board of Directors approved the transaction.   The Company accounted for the transaction by recording the interests as investment assets and the related debt amount to NetJets.

Board Decisions and Certain Conflicts of Interest

Past and future decisions by our board regarding our future growth, operations and major corporate decisions will be subject to certain possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected. Nevertheless, our board will be responsible for making decisions on our behalf.  In appropriate circumstances, we expect to submit transactions with any related party for approval or negotiation by our independent directors or a special committee thereof.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP audited our consolidated financial statements for the year ended June 30, 2011.  BDO USA, LLP has served as our independent registered public accounting firm since February 24, 2011.  We had no disagreements with BDO USA, LLP on accounting and financial disclosures.  BDO USA, LLP’s work on our audit for 2011 was performed by full time, permanent employees and partners of BDO USA, LLP.  The audit committee has appointed BDO USA, LLP to serve as our independent registered public accounting firm for the year ending June 30, 2012.

While we are not required to submit the appointment of our independent registered public accounting firm to a vote of stockholders for ratification, our board of directors is doing so, based upon the recommendation of the audit committee, as a matter of good corporate practice. If stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain BDO USA, LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be advisable and in the best interests of us and our stockholders.

Representatives of BDO USA, LLP are expected to be present at the annual meeting and will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of the holders of a majority of all shares casting votes at the annual meeting is required to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending June 30, 2012.

Our board of directors unanimously recommends a vote “FOR” this proposal.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for its fiscal year ended June 30, 2011. The information contained in this report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended June 30, 2011 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has reviewed and discussed with our independent registered public accounting firm BDO USA, LLP, which is responsible for expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with BDO USA, LLP its independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our board of directors (and the board approved) that the audited consolidated financial statements for our fiscal year ended June 30, 2011 be included in our Annual Report on Form 10-K for the year ended June 30, 2011, as filed with the Securities and Exchange Commission.   This report is provided by the following independent directors, who comprise the audit committee:

Joseph F. Rascoff, Chairman
Peter C. Horan
John D. Miller

 Audit Committee Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee of the board of directors maintains a pre-approval policy with respect to material audit and non-audit services to be performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the accountant’s independence. Before engaging the independent registered public accounting firm to render a service, the engagement must be either specifically approved by the Audit Committee, or entered into pursuant to the pre-approval policy. Pre-approval authority may be delegated to one or more members of the Audit Committee.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 is available on the internet at www.functionxinc.com.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2011 ANNUAL MEETING OF FUNCTION(X) STOCKHOLDERS

Stockholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion for the 2011 annual stockholders’ meeting, stockholder proposals must be received by the Company no later than August 4, 2011.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company at any time since the beginning of the last fiscal year, nor any individual nominated to be a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the annual meeting.

OTHER MATTERS

Our board of directors does not intend to bring any matters before the annual meeting other than those specifically set forth in the notice of the annual meeting and, as of the date of this proxy statement, does not know of any matters to be brought before the annual meeting by others. If any other matters properly come before the annual meeting, or any adjournment or postponement of the annual meeting, it is the intention of the persons named in the accompanying proxy to vote those proxies on such matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Such reports and other information filed by the Company may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, as well as in the SEC’s public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.